Exhibit 99.1

Behringer Harvard Announces Investment in
Luxury Multifamily Development in Houston

DALLAS, April 19, 2011 — Behringer Harvard announced today its investment in The Domain at Eldridge, a 320-unit luxury multifamily community slated for development in Houston’s Energy Corridor, one of the metro’s largest employment districts.

Behringer Harvard has provided mezzanine financing for the construction of The Domain at Eldridge, which will begin construction this spring at a 9.9-acre site on Crescent Plaza Drive off the southeast corner of Eldridge Parkway and Briar Forest Drive. The Domain at Eldridge is expected to have its first units available for lease in spring 2012.

“The Domain at Eldridge is incorporating many factors that have been a proven success at Eclipse, the neighboring apartment community that is fully stabilized,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “These success factors include a developer with an outstanding multifamily track record, luxurious amenities that exceed those offered by most competitive options, a limited supply of new construction in the submarket and a desirable location favored by affluent young professionals. For these reasons, we’re anticipating strong demand for apartments at The Domain at Eldridge.”

The Domain at Eldridge will be developed by Simmons Vedder Partners, the same developer of Eclipse, the successful apartment community owned by a joint venture with Behringer Harvard Multifamily REIT I, Inc. and PGGM Private Real Estate Fund. Financing for the construction of The Domain at Eldridge will be provided by JPMorgan Chase.

Featuring a similar three-story structure, The Domain at Eldridge will complement the design of the neighboring Eclipse apartment community. The amenity package planned for The Domain at Eldridge is similarly luxurious, with common-area facilities including three elevators, two resort-style courtyards, club room, swimming pool, video gaming room, screening room, state-of-the-art fitness center, conference room and business center. The units are expected to average 970 square feet each and offer one or two bedrooms and baths. Anticipated unit amenities include 10- or 11-foot ceilings, large windows, granite kitchen countertops, stainless steel appliances and wood-grain floors.

The Domain at Eldridge is situated near the major north-south traffic artery in the Energy Corridor. Residents will enjoy convenient access to major employment centers in two of Houston’s most desirable office submarkets, the Energy Corridor and the neighboring Westchase District. Approximately 145,000 people are employed in these areas, which are home to many of Houston’s largest oil- and gas-related companies including ConocoPhillips, Shell Oil, Citgo and British Petroleum, as well as major high-tech employers including Sysco and BMC Software.

Including this most recent investment, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 34 multifamily communities in 12 states.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages

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more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

About Simmons Vedder Partners

Simmons Vedder Partners is an experienced, highly regarded real estate firm that specializes in the acquisition and development of multifamily real estate properties. The company is focused on superior execution and on finding opportunities at the front end of localized real estate cycles when returns are at their greatest. As a result of the varied and extensive backgrounds of its principals, Simmons Vedder Partners has successfully developed many premier and award-winning projects including 3333 Allen Parkway and Domain at CityCentre in Houston, Texas, as well as The Triangle in Austin, Texas.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600

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